UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2008

Excelsior LaSalle Property Fund, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-51948 (Commission File Number)	20-1432284 (IRS Employer Identification No.)

225 High Ridge Road Stamford, CT (Address of principal executive offices)	06905 (Zip Code)

(203) 352-4400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2008, the board of directors (the “Board”) of Excelsior LaSalle Property Fund, Inc. (the “Fund”) appointed James D. Bowden as the Fund’s Chief Executive Officer and President and as the Board member affiliated with Bank of America Capital Advisors, LLC (“BACA” or the “Manager”), the Fund’s manager, effective June 20, 2008.  Mr. Bowden is expected to serve on the Nominating/Governance Committee of the Board.  Mr. Bowden, age 55, has been in the financial industry for 30 years and has specialized in private equity for the last thirteen. He joined the Manager in 1998 to form the private equity group and to manage Bank of America Corporation’s (“BAC”) private equity fund of funds business. In that capacity, he has acted as the primary investment strategist for various private placement offerings and client advisory activities associated with the private equity asset class. He has led private placement capital raising activities, directed investment origination and has ongoing management and administration responsibilities for the business. He is a frequent speaker before private equity industry groups and asset management organizations concerning issues associated with investing in private equity, and is a member of the Advisory Board of Private Equity Center of the American Graduate School of International Management. Mr. Bowden’s career covers a variety of private equity, commercial banking and management consulting positions.  From 1993 to 1998, he served as the manager of the Chicago office of Corporate Credit Examination Services for Continental Bank, where he had responsibility for the independent oversight of the Private Equity Investing and Midwest Commercial Banking Division. He continued in that capacity after Continental Bank merged with BAC, until he joined the Manager. From 1988 to 1993, Mr. Bowden was a Managing Consultant in the Financial Advisory Services practice of Coopers & Lybrand, specializing in corporate turnarounds. His career focused on commercial lending and problem loan workouts prior to joining Coopers & Lybrand, with work at Continental Bank from 1985 to 1988, Citicorp from 1980 to 1985 and American National Bank of Chicago from 1977 to 1980. He received his MBA and BBA degrees from the University of Michigan in 1977 and 1975, respectively. Mr. Bowden is a Certified Public Accountant.

Mr. Bowden is employed and compensated by the Manager and does not receive any compensation from the Fund.

On June 20, 2008, David R. Bailin, who had been the Board member affiliated with the Manager since September 2006, resigned as a director of the Fund.  Additionally, on June 20, 2008, Henry Feuerstein resigned as Chief Executive Officer and President of the Fund.

Item 8.01 Other Events.

On March 11, 2008, the Board approved a transfer of UST Advisers, Inc.’s (“USTA”) rights and obligations in the following agreements to BACA:

•	a management agreement dated June 19, 2007 (the “Management Agreement”), between the Fund and its manager at the time, USTA,
•	an expense limitation and reimbursement agreement dated December 18, 2007 (the “Expense Limitation Agreement”), between the Fund and USTA, and
•
an investment advisory agreement dated December 23, 2004, as amended (the “Advisory Agreement,” and together with the Management Agreement and the Expense Limitation Agreement, the “Agreements”), between the Fund, LaSalle Investment Management, Inc. and USTA.

BACA is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.  Each of USTA and BACA is an indirect wholly-owned subsidiary of BAC.  This change is a product of corporate mergers resulting from the acquisition of U.S. Trust Corporation by BAC in July 2007.  The transfer of the Agreements will not change the way the Fund is managed, including the level of services provided or the management and incentive fees the Fund pays.

The transfer of the Agreements to BACA became effective as of May 29, 2008, and now BACA serves as the Fund’s manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior LaSalle Property Fund, Inc.

By:	/s/ Steven L. Suss
Steven L. Suss
Chief Financial Officer

Date:     June 25, 2008